Exhibit 5.2

CLIFFORD CHANCE LLP AVENUE LOUISE 65 BOX 2 1050 BRUSSELS BELGIUM TEL +32 2 533 5911 FAX +32 2 533 5959 www.cliffordchance.com

To: Anheuser-Busch InBev Worldwide Inc. 1209 Orange Street Wilmington Delaware 19801 United States of America	Our reference: 70-40581927 Direct Dial: +32 2 533 5987 lounia.czupper@cliffordchance.com

14 November 2016

Dear Sirs

Project Eagle – Belgian law

We have acted as Belgian legal advisers to Anheuser-Busch InBev SA/NV in connection with the registration of debt securities in an undetermined principal amount by Anheuser-Busch InBev Worldwide Inc. (the “Issuer”) under a Registration Statement (the “Registration Statement”) on Form F-4 filed with the U.S. Securities and Exchange Commission on 14 November 2016 in accordance with the US Securities Act of 1933 (the “Securities Act”) and the issuance of the Notes (as defined below) by the Issuer, guaranteed by certain affiliates of the Issuer, among which the Belgian Guarantors (as defined below) (the “Transaction”).

1.	INTRODUCTION

1.1	Documents

The opinions given in this Opinion Letter relate to the following documents entered into in connection with the Transaction (the “Documents”):

1.1.1	a copy of the Registration Statement;

1.1.2	a form of base indenture, between, amongst others, the Issuer, Anheuser-Busch InBev SA/NV as parent guarantor, Cobrew NV as subsidiary guarantor

CLIFFORD CHANCE LLP IS A LIMITED LIABILITY PARTNERSHIP REGISTERED IN ENGLAND AND WALES UNDER NUMBER OC323571. THE FIRM’S REGISTERED OFFICE AND PRINCIPAL PLACE OF BUSINESS IS AT 10 UPPER BANK STREET, LONDON, E14 5JJ. A LIST OF THE NAMES OF THE MEMBERS AND THEIR PROFESSIONAL QUALIFICATIONS IS OPEN TO INSPECTION AT THIS OFFICE. THE FIRM USES THE WORD “PARTNER” TO REFER TO A MEMBER OF CLIFFORD CHANCE LLP OR AN EMPLOYEE OR CONSULTANT WITH EQUIVALENT STANDING AND QUALIFICATIONS.

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and The Bank of New York Mellon Trust Company, N.A. as trustee (the “Base Indenture”);

1.1.3	a form of first supplemental indenture to be entered into between, among others, the Issuer, Anheuser-Busch InBev SA/NV as parent guarantor, Cobrew NV as subsidiary guarantor and The Bank of New York Mellon Trust Company, N.A. as trustee (the “First Supplemental Indenture”);

1.1.4	a form of second supplemental indenture to be entered into between, among others, the Issuer, Anheuser-Busch InBev SA/NV as parent guarantor, Cobrew NV as subsidiary guarantor and The Bank of New York Mellon Trust Company, N.A. as trustee (the “Second Supplemental Indenture”);

1.1.5	a form of third supplemental indenture to be entered into between, among others, the Issuer, Anheuser-Busch InBev SA/NV as parent guarantor, Cobrew NV as subsidiary guarantor and The Bank of New York Mellon Trust Company, N.A. as trustee (the “Third Supplemental Indenture”);

1.1.6	a form of fourth supplemental indenture dated to be entered into between, among others, the Issuer, Anheuser-Busch InBev SA/NV as parent guarantor, Cobrew NV as subsidiary guarantor and The Bank of New York Mellon Trust Company, N.A. as trustee (the “Fourth Supplemental Indenture”);

1.1.7	a form of fifth supplemental indenture to be entered into between, among others, the Issuer, Anheuser-Busch InBev SA/NV as parent guarantor, Cobrew NV as subsidiary guarantor and The Bank of New York Mellon Trust Company, N.A. as trustee (the “Fifth Supplemental Indenture”);

1.1.8	a form of sixth supplemental indenture to be entered into between, among others, the Issuer, Anheuser-Busch InBev SA/NV as parent guarantor, Cobrew NV as subsidiary guarantor and The Bank of New York Mellon Trust Company, N.A. as trustee (the “Sixth Supplemental Indenture”);

1.1.9	a form of seventh supplemental indenture to be entered into between, among others, the Issuer, Anheuser-Busch InBev SA/NV as parent guarantor, Cobrew NV as subsidiary guarantor and The Bank of New York Mellon Trust Company, N.A. as trustee (the “Seventh Supplemental Indenture”); and

1.1.10	forms of guarantees to be granted by each Belgian Guarantor in respect of the Notes (the “Guarantees”).

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The Documents listed in paragraphs 1.1.1 to 1.1.10 are referred to as the “Opinion Documents”, those listed in paragraphs 1.1.2 to 1.1.10 are referred to as the “Issue Documents” and those listed in paragraphs 1.1.2 to 1.1.9 are referred to as the “Indentures” (and each an “Indenture”).

1.2	Defined terms

In this Opinion Letter:

1.2.1	“Belgian Guarantor” means each of the companies specified in Schedule 1 (Belgian Guarantors);

1.2.2	an “Opinion Document to which it is a party” or “Issue Document to which it is a party” should be read, in respect of any Belgian Guarantor and in respect of any Issue Document to which such Belgian Guarantor is intended to become a party, as if such Issue Document was executed by Relevant Authorised Signatories of the Belgian Guarantor intended to be party thereto on the date of this Opinion Letter;

1.2.3	“Notes” means

(a)	the USD 6.500% notes due 2018;

(b)	the USD 2.200% notes due 2018;

(c)	the USD 3.750% notes due 2022;

(d)	the USD 6.625% notes due 2033;

(e)	the USD 5.875% notes due 2035;

(f)	the USD 4.950% notes due 2042; and

(g)	the USD floating rate notes due 2018;

issued by the Issuer;

1.2.4

“Relevant Authorised Signatories” means, in respect of any Issue Document to be executed by a Belgian Guarantor, any two (acting together) of Mr. Carlos Brito, Ms. Sabine Chalmers, Mr. Felipe Dutra, Mr. John Blood, Mr. Lucas Lira, Mr. Thomas Larson, Mr. Craig Katerberg, Mr. Augusto Lima, Mr. Benoit Loore, Ms. Ann Randon, Ms. Christine Delhaye, Mr. Fernando Tennenbaum, Mr. Gabriel Ventura, Ms. Suma Prasad, Mr. Yannick Bomans,

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Mr. Gert Boulangé, Mr. Philip Goris, Mr. Jan Vandermeersch, Mr. Octavio Chino and Ms. Patricia Frizo;

1.2.5	terms defined or given a particular construction in the Opinion Documents have the same meaning in this Opinion Letter unless a contrary indication appears; and

1.2.6	headings in this Opinion Letter are for ease of reference only and shall not affect its interpretation.

1.3	Legal review

For the purpose of issuing this Opinion Letter we have reviewed only the documents and completed only the searches and enquiries referred to in Schedule 2 (Documents and Enquiries) to this Opinion Letter. This Opinion Letter is given on Opinion Documents (other than the Registration Statement) to which the Belgian Guarantors will not be a party on the date of this Opinion Letter. All opinions given in this Opinion Letter shall be read as if such Opinion Documents (other than the Registration Statement) were executed by Relevant Authorised Signatories on the date hereof.

1.4	Applicable law

This Opinion Letter and the opinions given in it are governed by Belgian law and relate only to Belgian law as applied by the Belgian courts as at today’s date. We express no opinion in this Opinion Letter on the laws of any other jurisdiction.

1.5	Assumptions and reservations

The opinions given in this Opinion Letter are given on the basis of our understanding of the terms of the Opinion Documents and the assumptions set out in Schedule 3 (Assumptions) and are subject to the reservations set out in Schedule 4 (Reservations) to this Opinion Letter. The opinions given in this Opinion Letter are strictly limited to the matters stated in paragraph 2 (Opinions) and do not extend to any other matters.

2.	OPINIONS

We are of the opinion that:

2.1	Corporate existence

2.1.1	Each Belgian Guarantor is a naamloze vennootschap / société anonyme, duly incorporated and validly existing under Belgian law and has the capacity and

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power to enter into each of the Opinion Documents to which it is a party and to perform its obligations thereunder. Any grounds of nullity or liquidation of any Belgian Guarantor that might exist would operate without retrospective effect.

2.1.2	All corporate action required to authorise the execution by each Belgian Guarantor of each of the Opinion Documents to which it is a party, and the performance by it of its obligations thereunder has been duly taken.

2.2	Due execution

2.2.1	The Registration Statement has been duly executed on behalf of Anheuser-Busch InBev SA/NV by Mr. Benoît Loore and Mr. Jan Vandermeersch.

2.2.2	The Registration Statement has been duly executed on behalf of Cobrew NV by Mr. Benoît Loore and Ms. Christine Delhaye.

2.3	No conflict

The execution and delivery of Issue Documents to which it is a party by any Belgian Guarantor, and the performance of the obligations of such Belgian Guarantor thereunder do not and will not conflict with:

2.3.1	any present law or regulation having the force of law in Belgium and applicable to such Belgian Guarantor; or

2.3.2	any term of the coordinated statutes of such Belgian Guarantor.

2.4	Legal, valid, binding and enforceable obligations

In any proceedings taken in Belgium for the enforcement of any of the Issue Documents, the obligations expressed to be assumed by each Belgian Guarantor in the Issue Documents to which it is a party would be recognised by the courts of Belgium as its legal, valid and binding obligations and would be enforceable in the courts of Belgium.

2.5	Submission to jurisdiction

The submission to the jurisdiction of any New York State court or United States federal court sitting in the Borough of Manhattan in the City of New York by any Belgian Guarantor in the Indenture is legal, valid and binding and will be recognised and given effect to by the courts of Belgium.

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2.6	Enforcement of foreign judgment

A judgment obtained in any New York State court or United States federal court sitting in the Borough of Manhattan in the City of New York in connection with the Indenture would be recognised and enforced by the courts of Belgium without review on the merits subject to the conditions specified in Articles 22 to 25 of the Code of International Private Law, which mainly require that the recognition or enforcement of the foreign judgment should not be a manifest violation of public policy, that the foreign courts must have respected the rights of the defence, that the foreign judgment should be final, and that the assumption of jurisdiction by the foreign court may not have breached certain principles of Belgian law.

2.7	Immunity

In any proceedings taken in Belgium in relation to the Opinion Documents no Belgian Guarantor will be entitled to claim immunity from suit or enforcement.

2.8	Enforcement

Each Issue Document, if submitted in original, is in acceptable legal form to be admissible in evidence and for the enforcement thereof in the courts of Belgium.

3.	LIMITS OF OPINION

We express no opinion as to any liability to tax which may arise or be suffered as a result of or in connection with the Opinion Documents or the Transaction.

4.	ADDRESSEES AND PURPOSE

This Opinion Letter is provided in connection with the Transaction and is addressed to the Issuer. It may not, without our prior written consent, be relied upon for any other purpose or be disclosed to or relied upon by any other person save that it may be disclosed without such consent to:

(a)	any person to whom disclosure is required to be made by applicable law or court order or pursuant to the rules or regulations of any supervisory or regulatory body or in connection with any judicial proceedings; and

(b)	the officers, employees, auditors and professional advisers of any addressee;

on the basis that (i) such disclosure is made solely to enable any such person to be informed that an opinion has been given and to be made aware of its terms but not for the purposes of reliance, (ii) we do not assume any duty or liability to any person to

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whom such disclosure is made, and (iii) such person agrees not to further disclose this Opinion Letter or its contents to any other person, other than as permitted above, without our prior written consent.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Yours faithfully,

/s/ CLIFFORD CHANCE

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SCHEDULE 1

BELGIAN GUARANTORS

ANHEUSER-BUSCH INBEV SA/NV, with its registered office at Grote Markt 1 Grand Place, 1000 Brussels, enterprise number 417,497,106, RPM/RPR Brussels.

COBREW NV, with its registered office at Brouwerijplein 1, 3000 Leuven, enterprise number 428,975,372, RPM/RPR Leuven.

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SCHEDULE 2

DOCUMENTS AND ENQUIRIES

1.	DOCUMENTS

We have reviewed only the following documents for the purposes of this Opinion Letter.

(a)	The Opinion Documents in the forms set out below:

(i)	a copy of the executed Registration Statement;

(ii)	a form of each Indenture, as attached to the Registration Statement; and

(iii)	a form of each Guarantee, as attached to the Registration Statement;

(b)	a copy of the publication by way of extracts in the Annexes au Moniteur belge / Bijlagen tot het Belgisch Staatsblad dated 8 March 2016 of the deed of incorporation of Anheuser-Busch InBev SA/NV;

(c)	a copy of the coordinated statutes of each Belgian Guarantor:

(i)	as at 10 October 2016 in respect of Anheuser-Busch InBev SA/NV; and

(ii)	as at 30 September 2013 in respect of Cobrew NV;

(d)	a copy of a unanimous written resolutions of the board of directors of Anheuser-Busch InBev SA/NV dated 10 November 2016; and

(e)	a copy of the minutes of a meeting of the board of directors of Cobrew NV dated 10 November 2016.

2.	SEARCHES AND ENQUIRIES

We have undertaken only the following searches and enquiries in Belgium for the purposes of this Opinion Letter.

(a)	An online search of the Annexes au Moniteur belge / Bijlagen tot het Belgisch Staatsblad was conducted in respect of each Belgian Guarantor on 14 November 2016. The website was current up to 14 November 2016.

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(b)	An online search of the Moniteur belge / Belgisch Staatsblad was conducted in respect of each Belgian Guarantor on 14 November 2016. The website was current up to issue No. 298 dated 14 November 2016.

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SCHEDULE 3

ASSUMPTIONS

The opinions in this Opinion Letter have been made on the following assumptions.

1.	ORIGINAL AND GENUINE DOCUMENTATION

(a)	All signatures are genuine, all original documents are authentic and all copy documents supplied to us as photocopies or in portable document format (PDF) or other electronic form are genuine, accurate, complete and conform to the originals.

(b)	Any document identified in Schedule 2 (Documents and Enquiries) as a draft will be duly executed by all parties to it in the form examined by us.

2.	OBLIGATIONS OF THE PARTIES OTHER THAN THE BELGIAN GUARANTORS

(a)	Each party to the Opinion Documents other than any Belgian Guarantor (the “Other Parties”) has the capacity, power and authority to enter into and to exercise its rights and to perform its obligations under the Opinion Documents to which it is a party.

(b)	Each Other Party has duly authorised and executed the Opinion Documents to which it is a party (or, in respect of the Issue Documents, will have duly authorised and executed such Issue Documents when signed).

3.	DOCUMENTS NOT GOVERNED BY BELGIAN LAW

The obligations expressed to be assumed by the parties to the Opinion Documents constitute their legal, valid, binding and enforceable obligations under New York law.

4.	CORPORATE AUTHORITY OF THE BELGIAN GUARANTORS

(a)	The resolutions of the board of directors of Cobrew SA/NV set out in the minutes referred to in Schedule 2 (Documents and Enquiries) were duly passed at a properly convened meeting of duly appointed directors of the relevant Belgian Guarantor, have not been amended or rescinded and are in full force and effect; the directors who attended and voted at the said meeting have complied with all applicable provisions of article 523 of the Company Code dealing with conflicts of interests of directors.

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(b)	The written resolutions of the board of directors of Anheuser-Busch InBev SA/NV referred to in Schedule 2 (Documents and Enquiries) were approved by all directors of Anheuser-Busch InBev SA/NV, have not been amended or rescinded and are in full force and effect; the choice of using a written resolution rather than an actual meeting was duly justified by the urgency of the matter and was in the interest of Anheuser-Busch InBev SA/NV; the directors have complied with all applicable provisions of article 523 of the Company Code dealing with conflicts of interests of directors.

(c)	No Belgian Guarantor has resolved to enter into liquidation, filed an application for bankruptcy, filed an application for or been subject to proceedings for judicial reorganisation, or been adjudicated bankrupt or annulled as a legal entity (our searches referred to in Schedule 2 (Documents and Enquiries) did not reveal anything to the contrary).

(d)	The principal establishment of each Belgian Guarantor is, and at all relevant times has been and will remain, located in Belgium.

(e)	The board of directors of each Belgian Guarantor has satisfied itself that the entry by such Belgian Guarantor into the Opinion Documents to which it is a party would be of benefit to it and that the burdens resulting therefrom would not be disproportionate to those benefits, and the conclusions of the board in this respect are not unreasonable.

(f)	The entry by any Belgian Guarantor into any of the Opinion Documents to which it is a party is not an abnormal transaction entered into by it in the knowledge that so doing would prejudice its creditors.

5.	SEARCHES AND ENQUIRIES

There have been no amendments to the statutes of any Belgian Guarantor since the coordinated statutes referred to in Schedule 2 (Documents and Enquiries) (our searches referred to in that Schedule did not reveal anything to the contrary).

6.	OTHER DOCUMENTS

Save for those listed in Schedule 2 (Documents and Enquiries), there is no other agreement, instrument or other arrangement between any of the parties to any of the Opinion Documents which modifies or supersedes any of the Opinion Documents.

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7.	OTHER LAWS

All acts, conditions or things required to be fulfilled, performed or effected in connection with the Opinion Documents under the laws of any jurisdiction other than Belgium have been duly fulfilled, performed and effected.

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SCHEDULE 4

RESERVATIONS

The opinions in this Opinion Letter are subject to the following reservations.

1.	LIMITATIONS ARISING FROM INSOLVENCY LAW

The enforceability of the Opinion Documents is subject to the provisions of any applicable bankruptcy, insolvency, liquidation or other laws relating to or affecting the enforcement of creditors’ rights generally including statutes of limitation; in particular it is to be noted that:

(a)	any provision in the Opinion Documents providing for an event of default, an acceleration or another early termination of the Opinion Documents by reason of a party being subject to proceedings for a judicial reorganisation may not be enforceable;

(b)	if any Belgian Guarantor is declared bankrupt and if the date of the Guarantee to which it is a party is within the pre-bankruptcy suspect period (the so-called “suspect period” may have a duration of up to six months before the declaration of bankruptcy, or more if the bankrupt entity was already in liquidation, whether formally or as a matter of fact, or in judicial reorganisation before its bankruptcy), then there is a risk that its obligations as a Guarantor may be set aside on the grounds that they were assumed without adequate consideration;

(c)	the restrictions on the enforcement of its rights against other Guarantors and the Issuer imposed on any Belgian Guarantor pursuant to the Guarantees may cease to be effective upon the bankruptcy of such Belgian Guarantor;

(d)	any power of attorney or other mandate would lapse on the bankruptcy of the party that granted it, and may lapse on an application for judicial reorganisation;

(e)	penalties and liquidated damages may not be enforceable in a judicial reorganisation;

(f)	termination clauses may be subject to a mandatory 15 day grace period in a judicial reorganisation; and

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(g)	a party subject to judicial reorganisation may in certain circumstances opt not to perform current contracts, without prejudice however to damages resulting from that non performance.

2.	ENFORCEABILITY OF CLAIMS

(a)	No opinion is given on any issue which may arise out of, or relate to, the giving of financial assistance pursuant to the Belgian Company Code, nor the consequences thereof on the enforceability of any Guarantee.

(b)	Periods of grace for the performance of its obligations may be granted by the courts to a debtor who has acted in good faith.

(c)	We offer no opinion as to the enforceability of any clause in any Indenture, any Guarantee, any Notes or any Securities that may cause a liability to arise, or a debt becoming due, upon the occurrence of a change of control, to the extent that such provision relates to a change of control over any Belgian Company, until such time as that provision will have been approved by a general meeting (or a unanimous written resolution) of the shareholders of the relevant Belgian Company and a copy of the approval resolutions will have been duly filed with the clerk of the commercial court of Brussels, in respect of Anheuser-Busch InBev SA/NV, or Leuven, in respect of Cobrew NV, in each case in accordance with Article 556 of the Company Code.

3.	JURISDICTION

(a)	The courts of Belgium may refuse to give effect to the choice of jurisdiction referred to in paragraph 2.5 (Submission to jurisdiction) of this Opinion Letter if they expect that a foreign judgment rendered pursuant thereto will not be capable of recognition or enforcement in Belgium (as to which please refer to paragraph 2.6 (Enforcement of foreign judgment) of this Opinion Letter).

(b)	The courts of Belgium may accept jurisdiction despite the choice of jurisdiction referred to in paragraph 2.5 (Submission to jurisdiction) of this Opinion Letter if they are already seised with a closely connected matter, or if the dispute is closely connected with Belgium and litigation abroad appears impossible or unreasonable.

4.	INDEMNITIES

(a)	Provisions for the recovery of legal fees incurred by a party may not be enforceable beyond a maximum amount set by royal decree.

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(b)	Indemnification provisions in respect of fines or other criminal or administrative penalties may not be enforceable.

5.	MISCELLANEOUS MATTERS

(a)	The opinions expressed in this Opinion Letter are subject to the effects of any United Nations, European Union or Belgian sanctions or other similar measures implemented or effective in Belgium with respect to any party to the Opinion Documents which is, or is controlled by or otherwise connected with, a person resident in, incorporated in or constituted under the laws of, or carrying on business in, a country to which any such sanctions or other similar measures apply, or is otherwise the target of any such sanctions or other similar measures.

(b)	The provisions of the Guarantees whereby any Belgian Obligor agrees to subordinate certain intra-group claims, and in certain circumstances to refrain from exercising subrogation rights, taking enforcement steps or demanding payment in respect of these intra-group claims will be recognised as constituting legal, valid and binding obligations as between the parties. There are doubts, however, as to whether these provisions will be effective against a liquidator in the insolvency of such Belgian Obligor or against other third-party creditors of such Belgian Obligor.

(c)	Enforcement action by a party established in Belgium may not be admissible before the courts if that party is not properly registered with the trade registry (Banque-Carrefour des entreprises / Kruispuntbank van Ondernemingen).

(d)	Article 524 of the Company Code provides that certain transactions entered into by listed companies or subsidiaries of listed companies must be approved by way of a special approval process at the level of the listed company; according to a literal interpretation of said article 524, Anheuser-Busch InBev SA/NV would need to follow this special approval process as a result of the entry to the Opinion Documents by certain of its Subsidiaries; we believe such literal interpretation to be incorrect and consequently that Anheuser-Busch InBev SA/NV has (subject to the assumptions and qualifications set out in this Opinion Letter) duly approved the Opinion Documents to which it is a party.